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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Graham-Field Health Products, Inc. for the registration of 1,260,000 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 1997 (except for the last paragraph of Note 2, as to which the date is February 26, 1997), with respect to the consolidated financial statements and schedule of Fuqua Enterprises, Inc. included in the Proxy Statement/Consent Solicitation Statement/Prospectus dated December 19, 1997 contained in the Company's Registration Statement on Form S-4/A (Reg. No. 333-42561).

                                          /s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 30, 1998